FOR IMMEDIATE RELEASE

OurPet’s John Silvestri Resigns

FAIRPORT HARBOR, Ohio – June 25, 2013--OurPet's Company (OTC BB: OPCO www.ourpets.com), a leading proprietary pet supply company, today reported that its President, John M. Silvestri, has resigned due to personal reasons and will be leaving the Company after July 5, 2013. Mr. Silvestri has been with OurPet’s since February 12, 2012.

Dr. Steven Tsengas, Chairman and CEO, commented, “John’s departure is voluntary and without any disputes. We will miss John as he brought many best practices to our Company that are facilitating our growth and development. We wish him the best of everything in wherever his future takes him.”

Dr. Tsengas stated that he will resume the office and functions of the Presidency which he held prior to Mr. Silvestri’s hiring. Tim Viancourt, BA and formerly VP Sales at Bil-Jac Pet prior to joining OurPet’s in 2011, will continue as Vice President of Global Sales while Gabriella DeSantis, BS, MBA and formerly Marketing Director at United Pet Group will continue as Senior Director of Marketing. Both Tim and Gabriella will now report directly to Dr. Tsengas.

About OurPet's Company
OurPet's Company designs, produces and markets a broad line of innovative, high-quality accessory and consumable pet products in the U.S. and overseas. Investors and customers may visit www.ourpets.com for more information about our company and its products. OurPet’s Websites include: www.smartscoop.com, www.ecopurenaturals.com, www.playnsqueak.com, www.flappydogtoys.com, www.clipnosis.com, and www.cosmiccatnip.com.

Certain of the matters set forth in this press release are forward-looking and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: business conditions growth in the industry; general economic conditions; addition or loss of significant customers; the loss of key personnel; product development; competition; risks of doing business abroad; foreign government regulations; fluctuations in foreign currency rates; rising costs for raw materials and sources of supply that may be limited or unavailable from time to time; the timing of orders booked; and the other risks that are described from time to time in OurPet's SEC reports.

CONTACT:	INVESTOR RELATIONS:
OurPet’s Company	OurPet’s Company
Dr. Steven Tsengas, CEO	Scott R. Mendes, CFO
(440) 354-6500 (Ext. 111)	(440) 354-6500 (Ext. 109)